EXHIBIT (a)(1)(I)

Enzon Announces Extension of Exchange Offer Relating to Series C Non-Convertible Redeemable Preferred Stock

Cranford, New Jersey – March 16, 2026 – Enzon Pharmaceuticals, Inc. (OTCQB: ENZN) (“Enzon” or the “Company”) today announced that it has extended the expiration date for the exchange offer by the Company to each holder of its Series C Non-Convertible Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), to exchange such Series C Preferred Stock for shares of Enzon’s common stock, $0.01 par value per share (the “Common Stock”). After giving effect to the extension, the offer expires at 5:00 p.m., Eastern Time, on March 19, 2026, unless the offer is further extended.

Continental Stock Transfer & Trust Company, the depositary for the offer, has advised Enzon that, as of 5:00 p.m., Eastern Time, on March 13, 2026, a total of 342 shares of Series C Preferred Stock had been validly tendered and not properly withdrawn, representing less than 1% of the outstanding shares of Series C Preferred Stock (based on 40,000 shares of Series C Preferred Stock outstanding as of March 13, 2026). Holders of Series C Preferred Stock who have previously validly tendered and not withdrawn their shares do not need to re-tender their shares or take any other action in response to this extension.

Except as described in this press release, the terms of the offer remain the same as set forth in the Prospectus/Consent Solicitation/Offer to Exchange filed with the U.S. Securities and Exchange Commission on January 28, 2026 and declared effective on January 30, 2026 (the “Prospectus/Consent Solicitation/Offer to Exchange”), the letter of transmittal, and the notice of guaranteed delivery.

What’s Being Offered

Enzon is offering all holders of outstanding shares of Series C Preferred Stock the chance to exchange their shares for shares of Common Stock. Each share of Series C Preferred Stock can be exchanged for an amount of Common Stock equal to (i) the aggregate liquidation preference of each share of Series C Preferred Stock, divided by (ii) $7.83 after giving effect to the Reverse Stock Split (as defined in the Prospectus/Consent Solicitation/Offer to Exchange).

Key Dates and Information

•	Deadline to Participate: The offer expires at 5:00 p.m., Eastern Time, on March 19, 2026, unless further extended.

•	Holders of Series C Preferred Stock who elect to participate in the offer can withdraw their tendered shares any time before the deadline.

Offer Details

The offer is described in full in the Prospectus/Consent Solicitation/Offer to Exchange and the Schedule TO (as defined below), filed with the U.S. Securities and Exchange Commission on January 30, 2026.

•	Common Stock Symbol: ENZN (quoted on the “OTCQB” tier of the OTC market)

•	Preferred Stock: Not publicly traded; 40,000 shares outstanding as of March 13, 2026

HKL & Co., LLC has been appointed as the Information Agent for the offer, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent. Requests for documents should be directed to HKL & Co., LLC at +1 (800) 326-5997 (for individuals) or +1 (212) 468-5380 (for banks and brokers) or via the following email address: enzn@hklco.com.

About Enzon Pharmaceuticals, Inc.

Enzon Pharmaceuticals, Inc., together with its subsidiary, is positioned as a public company acquisition vehicle that has sought to become an acquisition platform.

For Media Inquiries:

Richard L. Feinstein, CEO and CFO

Email: rlfeinsteincpa@enzon.com

Important Additional Information Has Been Filed with the SEC

The offer commenced on January 30, 2026. On January 28, 2026, a registration statement on Form S-4 and preliminary prospectus included therein was filed with the SEC by the Company, which was declared effective on January 30, 2026, and on January 30, 2026 an exchange offer statement on Schedule TO (the “Schedule TO”), including an offer to exchange, a letter of transmittal and consent and related documents, was filed with the SEC by the Company. The offer to exchange the outstanding shares of Series C Preferred Stock of the Company will only be made pursuant to the Prospectus/Consent Solicitation/Offer to Exchange and Schedule TO, including related documents filed as a part of the offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/CONSENT SOLICITATION/OFFER TO EXCHANGE AND SCHEDULE TO FILED OR TO BE FILED WITH THE SEC CAREFULLY, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE EXCHANGE OFFER, INCLUDING THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to HKL & Co., LLC at +1 (800) 326-5997 (for individuals) or +1 (212) 468-5380 (for banks and brokers) or via the following email address: enzn@hklco.com. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investors” section of the Company’s website at https://investor.enzon.com/.

No Offer or Solicitation

This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the Schedule TO and Prospectus/Consent Solicitation/Offer to Exchange, and the complete terms and conditions of the offer are set forth in the Schedule TO and Prospectus/Consent Solicitation/Offer to Exchange.

None of the Company, any of its management or its board of directors, or the Information Agent or the Exchange Agent makes any recommendation as to whether or not holders of shares of Series C Preferred Stock should tender shares of Series Preferred Stock for exchange in the offer.

Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Enzon and Viskase Companies, Inc. (“Viskase”), the ability to consummate the proposed transaction, the ability to consummate the offer, the timing of the Expiration Date, and the ability to quote the common stock of the combined company on the “OTCQB” tier of the OTC market of the OTC Markets Group, Inc. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to obtain the necessary approvals for the proposed transaction; (ii) uncertainties as to the timing of the consummation of the proposed transaction, including timing for satisfaction of the closing conditions, and the ability of each of Enzon and Viskase to consummate the proposed transaction; (iii) the ability of Viskase to timely deliver the financial statements required by the Merger Agreement, as amended; (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment of the combination; (v) potential litigation relating to the proposed transaction that could be instituted against Enzon, Viskase or their respective officers or directors; (vi) possible disruptions from the proposed transaction that could harm Enzon’s or Viskase’s respective businesses; (vii) the ability of Viskase to retain, attract and hire key personnel; (viii) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Enzon’s or Viskase’s financial performance; (x) certain restrictions during the pendency of the proposed transaction that may impact Enzon’s or Viskase’s ability to pursue certain business opportunities or strategic transactions; (xi) the exchange ratio and relative ownership levels as of the closing of the transactions contemplated by the Merger Agreement, as amended; (xii) estimates regarding future revenue, expenses, and capital requirements following the closing of the transactions contemplated by the Merger Agreement, as amended; (xiii) legislative, regulatory and economic developments; (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, trade wars, or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; and (xv) such other risks and uncertainties, including those that are set forth in the Registration Statement under the heading “Risk Factors”, in Enzon’s periodic public filings with the SEC, and in Viskase’s annual and quarterly reports posted to Viskase’s website. Enzon and Viskase can give no assurance that the conditions to the proposed transaction will be satisfied. Except as required by applicable law, neither Enzon, nor Viskase undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For Media Inquiries:

Richard L. Feinstein, CEO and CFO

Email: rlfeinsteincpa@enzon.com